Exhibit 10.20
First Amendment
to the
Phillips 66 Executive Severance Plan
Effective July 10, 2012

The Phillips 66 Executive Severance Plan, effective May 1, 2012 (Plan) is amended effective July 11, 2012 as provided below:

1. Section 2.1 is amended and restated in its entirety to provide as follows:

“2.1    Subject to Section 2.7, each Severed Employee shall be entitled to receive Severance Pay equal to the sum of the amounts determined under Sections 2.1(a), (b), (c), and (d). Furthermore, for purposes of Employer compensation plans, programs, and arrangements, each Severed Employee shall be considered to have been laid off by the Employer.

(a)	The amount that is the Severed Employee's Credited Compensation, multiplied by (i) 2, in the case of a Tier 1 Employee or (ii) 1.5 in the case of a Tier 2 Employee.

(b)
The amount that is the present value, determined as of the Severed Employee's Severance Date, of the increase in benefits under the Retirement Plans that would result if the Severed Employee was credited with the following number of additional years of age and service (including pay credits and interest credits under a cash balance formula, if applicable) under the Retirement Plans: (i) 2, in the case of a Tier 1 Employee or (ii) 1.5, in the case of a Tier 2 Employee; provided, however, that in calculating (b), if the Severed Employee is entitled under the Retirement Plans to any additional credited service due to the circumstances of the Severed Employee’s termination, then the amount of the present value of the increased benefits called for in the determination of (b) shall be reduced by the amount of the present value of the increased benefits under the Retirement Plans calculated after taking into account the circumstances of the Severed Employee’s termination, but not below zero. Present value shall be determined based on the assumptions utilized under the Phillips 66 Retirement Plan for purposes of determining contributions under Code Section 412 for the most recently completed plan year. With respect to a Severed Employee who was actively participating in a cash balance formula under the Retirement Plans, the Severance Pay amount determined under this subsection shall be equal to the increase in benefits under the Retirement Plans that would result if the Severed Employee was credited with the following number of additional years of pay credits and interest credits under the Retirement Plans as of the Severance Date: (i) 2, in the case of a Tier 1 Employee or (ii) 1.5, in the case of a Tier 2 Employee. The pay credits shall be calculated taking into account the additional years of age and service recognized under this subsection, and the interest credits shall be based on the applicable interest rate in effect on the Severance Date.

(c)	The amount that is equal to the sum of (i) and (ii), plus (iii), if applicable:

(i)
An amount equal to 24 times (in the case of a Tier 1 Employee) or 18 times (in the case of a Tier 2 Employee) the difference between the monthly COBRA participant contribution amount and the monthly active employee contribution amount, each as of the

Severance Date, based on the active medical coverage for which the Severed Employee was enrolled as of the Severance Date; provided that if the Severed Employee was not enrolled as of the Severance Date, the amount shall be determined as if the Severed Employee had been enrolled in the high deductible health plan option coverage.

(ii)
An amount equal to 24 times (in the case of a Tier 1 Employee) or 18 times (in the case of a Tier 2 Employee) the difference between the monthly COBRA participant contribution amount and the active employee contribution amount, each as of the Severance Date, based on the active dental coverage for which the Severed Employee was enrolled on the Severance Date; provided that if the Severed Employee was not enrolled as of the Severance Date, the amount shall be determined using the Phillips 66 dental option coverage.

(iii)
If any persons qualified as eligible dependents of the Severed Employee under the applicable company-sponsored medical or dental coverage in which the Severed Employee was enrolled on the Severance Date, an amount equal to 24 times (in the case of a Tier 1 Employee) or 18 times (in the case of a Tier 2 Employee) the sum of the differences, for each such eligible dependent, between the monthly COBRA eligible dependent contribution amount and the monthly eligible dependent contribution amount for eligible dependents of active employees, each as of the Severance Date, for the medical and/or dental coverage in which the Severed Employee was enrolled on the Severance Date, as applicable; provided, that if the Severed Employee was not enrolled for medical or dental coverage, then the eligibility and amount for each dependent shall be determined as if the Severed Employee had been enrolled in the high deductible health plan option coverage or the Phillips 66 dental option coverage, as applicable, on the Severance Date.

(d)
The amount that is equal to 24 times (in the case of a Tier 1 Employee) or 18 times (in the case of a Tier 2 Employee) the difference between the total monthly cost and the monthly active employee contribution amount, each as of the Severance Date, for the company-sponsored life insurance coverage (including basic, executive basic, supplemental, and dependent) and personal accident insurance coverage for which the Severed Employee and any eligible dependents were enrolled on the Severance Date.”

2. Section 2.3 is amended and restated in its entirety to provide as follows:

“2.3 Severed employees may continue Executive Life directly through the vendor to be paid for by the Severed Employee. Nothing herein shall prevent a Severed Employee or eligible dependents of a Severed Employee from electing to receive COBRA continuation coverage of health benefits subject to COBRA, in accordance with the applicable provisions of the law and the applicable plans. While as an active employee the Severed Employee may have been able to make employee contributions or pay premiums for certain coverage through a pre-tax salary reduction arrangement, however, no pre-tax salary reduction arrangement will continue after the Severed Employee's Severance Date. The cost of these benefits will not be adjusted to reflect that the Severed Employee's cost will no longer be pre-tax.”